EXHIBIT 2.2



           FIRST AMENDMENT TO STOCK EXCHANGE AGREEMENT BY AND BETWEEN CIROND CORPORATION AND SEASIDE HOLDINGS INC. (F/K/A CIROND
                   TECHNOLOGIES INC.) DATED NOVEMBER 13, 2003


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                                 FIRST AMENDMENT
                                       TO
                            STOCK EXCHANGE AGREEMENT

        THIS FIRSTAMENDMENT TO STOCK EXCHANGE AGREEMENT (this "FIRST AMENDMENT") is executed this 13th day of November, 2003, by and among Cirond Corporation f/k/a eXmailit.com, a Nevada corporation with offices at 530- 999 West Hastings Street, Vancouver, B.C., Canada V6C 2W2 ("ExMail"), and Cirond Technologies Inc., a Colorado corporation with offices at 4185 Still Creek Drive, Burnaby, B.C. Canada V5C 6C6 ("Cirond"). (ExMail and Cirond may hereinafter be referred to individually as a "Party" or collectively as the "Parties").

                                    RECITALS

        1. The Parties hereto have entered into a Stock Exchange Agreement, dated August 29, 2003 (the "STOCK EXCHANGE AGREEMENT"); and

        2. A dispute currently exists between the Parties regarding the valuation of Cirond Networks, Inc. ("CNI") and whether closing of the Stock Exchange Agreement actually occurred; and



        3. Cirond has made certain attempts to terminate the Stock Exchange Agreement, but, as set forth herein, has rescinded any and all such attempts; and

        4. In an effort to resolve this dispute, the Parties have agreed to amend the Stock Exchange Agreement with respect to the number of shares of common stock which ExMail will tender to Cirond in exchange for all of the issued and outstanding capital stock of CNI, the date of closing of the Stock Exchange Agreement, the issuance of shares by ExMail in exchange for outstanding indebtedness of Cirond and/or CNI, and the amount of common stock which ExMail is authorized to sell in a private placement;

        NOW, THEREFORE, the Stock Exchange Agreement is hereby amended as follows:

        1. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings set forth in the Stock Exchange Agreement. All references to the "Agreement" in the Stock Exchange Agreement or this First Amendment shall refer to the Stock Exchange Agreement, as amended hereby. Notwithstanding the foregoing, all references to the "Shares" shall refer to the new amount of 18,300,000 shares, in aggregate, of ExMail's Common Stock.

        2. AMENDMENTS. The following provisions of the Stock Exchange Agreement are hereby amended as follows:

                (a) The fifth paragraph of the Premises is hereby amended by replacing such paragraph in its entirety with the following:


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        "Whereas, ExMail is in the process of (i) canceling 47,840,000 shares of
        Common Stock held by founders of ExMail (the "Share Cancellation"), (ii) and has amended its Articles of Incorporation, (iii) amended its Bylaws;
        (iv) effected a 16-for-1 forward stock split of the 4,000,000 shares of outstanding stock (the "Forward Stock Split"); and (v) adopted a stock option plan (the "Stock Option Plan"); and"

                (b) The sixth paragraph of the Premises is hereby amended by replacing such paragraph in its entirety with the following:

        "Whereas, Cirond desires to exchange and transfer (the "Exchange") all of the capital stock of CNI to ExMail, and ExMail desires to acquire any and all rights and interests in and to all of the issued and outstanding capital stock of CNI in exchange for 17,000,000 post-Forward Stock Split shares of ExMail's Common Stock, as described below, which shall equal approximately 51% of ExMail's then issued and outstanding post-Forward Stock Split shares (giving effect to the Share Cancellation, but without giving effect to the Private Placement or the Debt Conversion, as those terms are defined below); and"

                (c) The seventh paragraph of the Premises is hereby amended by replacing such paragraph in its entirety with the following:

        "Whereas, ExMail has conducted a private placement offering of up to 2,000,000 shares of its post-Forward Stock Split shares of Common Stock at a price of $0.50 per share (the "Private Placement"). ExMail sold a total of 750,000 shares in the Private Placement, for gross proceeds of $375,000, which ExMail is holding in escrow and will fund CNI's operations; and"

                (d) The following new paragraph is hereby inserted between the seventh and eighth paragraphs of the Premises:

        "Whereas, ExMail has agreed to issue 1,300,000 shares of post-Forward Stock Split shares of ExMail's Common Stock in exchange for outstanding indebtedness of Cirond and/or CNI in the aggregate amount of $650,000, which indebtedness shall be cancelled after such exchange (the "Debt Conversion") with the holders of such debt receiving approximately 3.7% of ExMail's then issued and outstanding post-Forward Stock Split shares (taking into account the Share Cancellation, the issuance of 17,000,000 post-Forward Stock Split shares of Common Stock to Cirond and the issuance of 750,000 post-Forward Stock Split shares in the Private Placement); and"

                (e) The second paragraph of the Section 1 is hereby amended by replacing such paragraph in its entirety with the following:

        "At Closing, ExMail will tender 18,300,000 post-Forward Stock Split shares of its Common Stock (the "Shares") to Cirond in exchange for the CNI Shares with 17,000,000 post-Forward Stock Split shares being issued to Cirond and 1,300,000 post-Forward Stock Split Shares being issued to the holders of certain outstanding indebtedness of Cirond and/or CNI in exchange for indebtedness in the aggregate amount of $650,000 (the "Indebtedness"). The Indebtedness shall be cancelled by ExMail immediately after Closing. The Shares will be issued pursuant to exemptions from registration under the

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        Securities Act of 1933, as amended (the "Act"), and consequently restricted as to resale under Rule 144 ("Rule 144")."

                (f) Subparagraph (f) of Section 4 is hereby amended by replacing such paragraph in its entirety with the following:

        "ExMail agrees to not to engage in any transactions outside the normal and ordinary course of business including, but not limited to, incurring any debt, procuring any financing and/or loans, issuing any of its Common Stock and executing any material contracts through Closing, unless Cirond provides prior written consent to any such action. Notwithstanding the foregoing, ExMail is authorized and allowed to conduct a Private Placement financing for up to 2,000,000 shares of post-Forward Stock Split shares of Common Stock at a price of $0.50 per share and on such other terms to be agreed to in writing by Cirond prior to the Private Placement. "

                (g) Subparagraph (h) of Section 4 is hereby amended by replacing such paragraph in its entirety with the following:

        "As of November 13, 2003, ExMail has completed the Forward Stock Split and has 64,000,000 post-Forward Stock Split shares of Common Stock issued and outstanding (not including the 750,000 post-Forward Stock Split shares of Common Stock to be issued in the Private Placement). ExMail will attempt, in good faith and on a timely basis, to effect the Share Cancellation prior to Closing, and as such will have 16,160,000 post-Forward Stock Split shares of Common Stock issued and outstanding at Closing (not including the 750,000 post-Forward Stock Split shares of Common Stock to be issued in the Private Placement or the 1,300,000 post-Forward Stock Split shares of Common Stock to be issued as a result of the Debt Conversion)."

                (h) Subparagraph (l) of Section 4 is hereby amended by replacing such paragraph in its entirety with the following:

        "Except for the 2003 Stock Option Plan, ExMail has no stock option plans or other incentive compensation programs."

                (i) Subparagraph (a) of Section 7 is hereby amended by replacing such paragraph in its entirety with the following:

        "The Closing hereunder shall take place within five (5) business days after the First Amendment is approved by the shareholders of Cirond, on a date mutually agreed upon by the Parties. Closing shall consist of:
        (i) the Parties delivering the securities, (ii) delivery to ExMail of the Cirond shareholders' approval of all of the transactions contemplated by this Agreement and all amendments hereto, (iii) the tender by ExMail to Cirond of at least $375,000 from Woltjen Law Firm's escrow account, or if the proceeds have been loaned to CNI pursuant to
        Section 9(n), the tender of the promissory note or other evidence of indebtedness to CNI, or its counsel, for cancellation, (iv) other consideration contemplated hereunder, and (v) any documents necessary to effect this Agreement, including the documents required by Section 9, unless the Parties waive any such requirement in writing. In the event the Share Cancellation has not be completed prior to Closing, Cirond may terminate this Agreement without any further obligation or

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        liability, provided that Cirond has given at least ten (10) days written notice to ExMail prior to such termination and ExMail, after receipt of such notice, has failed to effect the Share Cancellation."

                (j) Subparagraph (b)(ii) of Section 7 is hereby amended by replacing such paragraph in its entirety with the following:

        "By either Party, by written notice to the other Party, if Closing does not occur on or prior to five (5) days following the receipt of approval by the Cirond shareholders (unless such event has been caused by a breach of this Agreement by the party seeking such termination); and"

                (k) Subparagraph (c) of Section 9 is hereby amended by replacing such paragraph in its entirety with the following:

        "Approval by Cirond's shareholders of this Agreement and the transactions contemplated hereby, and approval by the holders of the Indebtedness to convert the Indebtedness into shares of ExMail Common Stock, in accordance with the terms of this Agreement."

                (l) Subparagraph (i) of Section 9 is hereby amended by replacing such paragraph in its entirety with the following:

        "Cirond and the holders of the Indebtedness shall have received an opinion of counsel from Woltjen Law Firm, Dallas, Texas, or other counsel for ExMail, in form and substance satisfactory to Cirond, the holders of the Indebtedness and their counsel;"

                (m) Subparagraph (n) of Section 9 is hereby amended by replacing such paragraph in its entirety with the following:

        "Woltjen Law Firm, as counsel for ExMail, shall be holding in escrow $375,000 in proceeds from the Private Placement for delivery to ExMail after Closing. The Parties agree that ExMail shall loan the net proceeds from the Private Placement to CNI as soon as practicable after the execution of the First Amendment. An essential term to this loan is the representation, warranty and covenant of Nicholas Miller and Kevin O'Neill as respective owners of 43.5% and 9.5% of Cirond to vote all of their shares in favor of all transactions contemplated by this Agreement and the First Amendment. It is envisioned that this loan will be structured in a manner that allows for intercompany forgiveness after the effectiveness of the transactions set forth herein, and in all amendments hereto;"

                (k) The following new paragraph is hereby inserted as subparagraph (j) of Section 10:

        "The Parties agree that this Agreement imposes an implied duty of good faith and fair dealing on all the respective obligations of the parties."

                (l) Subparagraphs (d) and (e) of Section 9 are hereby deleted.

        3. NO FURTHER AMENDMENTS. Except as expressly amended hereby, the Stock Exchange Agreement shall continue in full force and effect. Each Party hereto, by their signature hereto, agrees to be bound by all of the terms of the Stock Exchange Agreement, as

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amended hereby.

        4. MISCELLANEOUS. The provisions of Article 10 of the Stock Exchange Agreement shall apply equally with respect to this First Amendment.

        5. RESCISSION OF TERMINATION. By executing this First Amendment, Cirond hereby rescinds the prior termination of the Stock Exchange Agreement and acknowledges that the Stock Exchange Agreement, as amended hereby, is in full force and effect as of the date of this First Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first written above.

"EXMAIL" - CIROND CORPORATION                "CIROND" - CIROND TECHNOLOGIES INC.


/s/ Robert Gardner                            /s/ Nicholas Miller
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By: Robert Gardner, Treasurer                 By: Nicholas Miller, President




















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